Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports Solid Results for Second Quarter 2009;
Sales Trends Show Improvement;
Cost Reduction Efforts Having Meaningful Impact;
Company Reaffirms 2009 Full Year Financial Outlook

Oak Brook, IL – July 21, 2009 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the second quarter and six months ended June 30, 2009.  The Company reported net income for the second quarter 2009 of $3.3 million, or $0.19 per diluted share, compared with a net loss of $6.4 million, or $0.37 per diluted share, for the second quarter 2008.  Excluding recall-related items, net income per diluted share for the second quarter 2009 was $0.20 compared with $0.21 per diluted share for the second quarter 2008.  The Company reported net income for the six months ended June 30, 2009 of $5.1 million, or $0.29 per diluted share, compared with a net loss of $4.4 million, or $0.25 per diluted share, for the six months ended June 30, 2008.  Excluding recall-related items, net income per diluted share for the six months ended June 30, 2009 was $0.31 compared with $0.38 per diluted share for the six months ended June 30, 2008.

Net sales for the second quarter 2009 decreased by 2.4% to $87.0 million compared with net sales of $89.2 million for the second quarter a year ago.  Net sales for the six months ended June 30, 2009 decreased by 5.0% to $173.3 million compared with net sales of $182.5 million for the six months ended June 30, 2008.  Unfavorable fluctuations in foreign currency exchange rates reduced both the 2009 second quarter and six months consolidated net sales by approximately 6%.

Second Quarter Results
For the second quarter 2009, net sales of the mother, infant and toddler products category increased 9.8% as compared with the second quarter 2008 and net sales of the preschool, youth and adult products category decreased by 13.1% as compared with the second quarter 2008.  The 2009 second quarter gross margin decreased to 42.2% as compared with 45.4% in the prior year second quarter primarily due to less favorable product mix, higher product costs and unfavorable foreign exchange rates, which more than offset cost improvement initiatives and price increases.  Selling, general and administrative expenses decreased to $29.9 million, or 34.3% of net sales, in the second quarter 2009 as compared with $34.9 million, or 39.1% of net sales, in the second quarter 2008, primarily due to the impact of the Company’s operating cost reduction plan implemented in the fourth quarter of 2008, and to a lesser extent, lower variable costs and foreign currency rate fluctuations.  Recall-related costs decreased to $0.2 million in the second quarter 2009 as compared with $15.7 million in the second quarter 2008.  The Company reported operating income of $6.4 million in the second quarter 2009 and Adjusted EBITDA of $10.9 million compared to $10.5 million of Adjusted EBITDA in the second quarter of 2008.

First Half Results
For the six months ended June 30, 2009, net sales of the mother, infant and toddler products category increased 5.9% as compared with the six months ended June 30, 2008, and net sales of the preschool, youth and adult products category decreased by 15.2% as compared with the six months ended June 30, 2008, which included $1.3 million of sales from discontinued product lines in 2008.  The first half 2009 gross margin decreased to 41.2% as compared with 45.5% in the prior year first half, primarily due to less favorable product mix, higher product costs and unfavorable foreign exchange rates, which more than offset cost improvement initiatives and price increases.  Selling, general and administrative expenses decreased to $59.3 million, or 34.2% of net sales, in the first half 2009 as compared with $71.4 million, or 39.1% of net sales, in the first half 2008, primarily due to the impact of the Company’s operating cost reduction plan implemented in the fourth quarter of 2008, and to a lesser extent, lower variable costs and foreign currency rate fluctuations.  Recall-related costs decreased to $0.5 million in the first half 2009 as compared with $17.1 million in the first half 2008.  The Company reported operating income of $11.2 million in the first half 2009 and Adjusted EBITDA of $19.5 million compared to $21.9 million of Adjusted EBITDA in the first half of 2008.  Other expense, net increased to $0.9 million during the first half 2009, from other (income), net of $(0.1) million in the year ago period primarily as a result of unfavorable currency transaction losses.

Cash and Outstanding Debt
As of June 30, 2009, the Company had cash balances of $31.8 million, outstanding debt of $67.5 million, down from $95.1 million at December 31, 2008, and no borrowings outstanding under its $70 million line of credit.

Commentary
Curt Stoelting, CEO of RC2 commented, “Second quarter sales trends improved compared with 2009 first quarter results and in many ways when compared to the prior year second quarter results.  Compared to the prior year, we achieved North American sales growth of 4% in the second quarter and are relatively flat for the first six months of 2009.  International sales were flat in local currencies in the second quarter when compared with the prior year, while growing 8% for the first six months.  Due to unfavorable foreign currency exchange rates, our International sales as reported in U.S. dollars declined by 18% in the second quarter and 14% in the six months ended June 30, 2009.

“We continue to see sales declines in our specialty retailers, wholesalers and OEM dealers channel, which has been impacted by both the economic downturn and challenging credit markets.  Despite conservative ordering and tight inventory management, sales in our chain retailers channel increased nearly 6% in the second quarter and 1% in the six months ended June 30, 2009.

“Net sales in our mother, infant and toddler products category increased by nearly 10% in the second quarter.  We expect lower sales growth rates in the third quarter but positive sales comparisons for the full year.  Sales through the first six months of 2009 are up 6%.  We continue to believe that in 2009 our mother, infant and toddler products category will continue to perform well relative to other consumer product categories.  We also expect growth in our mother, infant and toddler products category in 2010.

“Net sales in our preschool, youth and adult products category declined 13% in the second quarter with softness across almost all product lines.  Thomas & Friends Wooden Railway remains one of our better performing product lines within this category.  As planned, in June we launched our new Super WHY! product line with limited initial shipments to retailers.  So far, we are pleased with the very favorable consumer reaction to our Super WHY! products, especially at the June 13 national play day held at Toys “R” Us.

“Even in the current difficult economic climate, we remain committed to our strategic plan, which guides us to invest in innovative new products that make parenting easier and more fun for the entire family.  In the second half of 2009 and in 2010, we are planning to launch new products in our Caring Corners®, Thomas & Friends Wooden Railway, John Deere, American Red Cross, Take & Toss®, Lamaze, and The First Years® product lines.  In 2010, we have exciting new product line launches planned for Chuggington® and Dinosaur Train.

“We continue to see the benefits from our focus on cost reduction, working capital management and cash preservation.  In the second quarter, we generated positive cash flow from operations and further reduced our outstanding debt by approximately $9 million.  As compared with June 30, 2008, we reduced inventory by approximately $28 million.  The impact from our cost and inventory reduction plans helped to lower our second quarter and year to date operating expenses.  As expected, sales mix, higher product costs and unfavorable foreign currency rate fluctuations had a negative impact on gross margins as compared with prior year periods.  However, on a sequential quarter basis, gross margins improved, which we expect will continue in the second half of 2009 as product cost and currency trends further improve.”

Stoelting concluded, “We continue to anticipate a difficult economic environment for the remainder of the 2009 year and into 2010, but remain focused on our long-term strategic plan, cost reduction, working capital management, cash preservation and debt reduction.  We are confident that our experienced, proven management team will continue to achieve solid results in these tough times while building toward higher levels of sustainable future growth.”

Financial Outlook

Sales and profits are dependent on a number of factors including the on-going success and expansion of our product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.  The Company continues to expect that full  year 2009 diluted earnings per share will be approximately $1.35 with potential earnings upside if recent chain retailer ordering patterns prove to be sustainable and order trends in the specialty retailer, wholesaler and OEM channel improve in the second half of 2009.  The Company will provide an updated 2009 outlook when it reports its 2009 third quarter and nine-month results in October.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including reconciliations of diluted earnings per common share, discontinued product lines and Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related items were lower in the first half of 2009 as compared with the first half of 2008, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Reconciliation of Diluted Earnings (Loss) Per Common Share," “Preschool, Youth and Adult Net Sales Excluding Discontinued Product Lines” and "Calculation of Adjusted EBITDA" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, July 21, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands.  RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the expected termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; the effect of the reduced borrowing capacity in the Company’s new credit facility on the Company’s ability to access sufficient working capital, the risk that the Company may not have sufficient cash flows to comply with the payment terms of the new credit facility and the Company’s ability to comply with more restrictive covenants in the new credit facility; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	% of Net Sales	2008	% of Net Sales	2009	% of Net Sales	2008	% of Net Sales
Net sales (1)	$87,039	100.0%	$89,193	100.0%	$173,307	100.0%	$182,483	100.0%
Cost of sales (2)	50,313	57.8%	48,300	54.2%	101,902	58.8%	99,048	54.3%
Recall-related items	-	0.0%	401	0.4%	-	0.0%	421	0.2%
Gross profit	36,726	42.2%	40,492	45.4%	71,405	41.2%	83,014	45.5%
Selling, general and administrative expenses (2)	29,888	34.3%	34,909	39.1%	59,288	34.2%	71,362	39.1%
Recall-related items	246	0.3%	15,229	17.1%	549	0.3%	16,649	9.1%
Amortization of intangible assets	165	0.2%	226	0.3%	361	0.2%	451	0.3%
Operating income (loss)	6,427	7.4%	(9,872)	-11.1%	11,207	6.5%	(5,448)	-3.0%
Interest expense	972	1.1%	1,200	1.3%	2,149	1.2%	2,664	1.4%
Interest income	(106)	-0.1%	(460)	-0.5%	(191)	-0.1%	(849)	-0.5%
Other expense (income), net	202	0.2%	390	0.4%	925	0.6%	(58)	0.0%
Income (loss) before income taxes	5,359	6.2%	(11,002)	-12.3%	8,324	4.8%	(7,205)	-3.9%
Income tax expense (benefit)	2,030	2.4%	(4,589)	-5.1%	3,207	1.8%	(2,793)	-1.5%
Net income (loss)	$3,329	3.8%	$(6,413)	-7.2%	$5,117	3.0%	$(4,412)	-2.4%
Earnings (loss) per common share:
Basic	$0.19		$(0.37)		$0.30		$(0.25)
Diluted	$0.19		$(0.37)		$0.29		$(0.25)

Weighted average shares outstanding:
Basic	17,290		17,260		17,269		17,586
Diluted	17,633		17,260		17,445		17,586

(1) Net sales includes $33 thousand and $65 thousand of recall-related returns and allowances for the three months and the six months ended June 30, 2008, respectively.
(2) Depreciation expense was $2.9 million and $3.1 million for the three months ended June 30, 2009 and 2008, respectively. Depreciation was $5.7 million and $6.2 million for the six months ended June 30, 2009 and 2008, respectively.

Selected Consolidated Balance Sheet Data
	June 30, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$31,776	$32,095
Trade accounts receivable, net	67,501	91,647
Inventory	69,146	73,989
Accounts payable and accrued expenses	56,083	73,986
Line of credit	-	20,120
Term loan	67,500	75,000
Stockholders’ equity	$162,368	$148,689

Reconciliation of Diluted Earnings (Loss) Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
As reported	$0.19	$(0.37)	$0.29	$(0.25)
Recall-related items	0.01	0.58	0.02	0.63
As adjusted	$0.20	$0.21	$0.31	$0.38

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales by category:
Mother, infant and toddler products	$45,627	$41,545	$92,970	$87,766
Preschool, youth and adult products	41,412	47,648	80,337	94,717
Net sales	$87,039	$89,193	$173,307	$182,483

Net sales by channel:
Chain retailers	$64,184	$60,858	$131,564	$129,972
Specialty retailers, wholesalers, OEM dealers and other	22,855	28,335	41,743	52,511
Net sales	$87,039	$89,193	$173,307	$182,483

Net sales by geographic location:
North America	$64,953	$62,300	$132,724	$135,266
International (1)	22,229	27,069	40,907	47,655
Sales and transfers between segments	(143)	(176)	(324)	(438)
Net sales	$87,039	$89,193	$173,307	$182,483

(1) International sales were negatively impacted from foreign currency exchange rates by approximately 18% and 22% in the three months and six months ended June 30, 2009, respectively.

Preschool, Youth and Adult Products Net Sales
Excluding Discontinued Product Lines
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Preschool, youth and adult products net sales from:
Continuing product lines	$41,145	$47,496	$80,026	$93,397
Discontinued product lines	267	152	311	1,320
As reported	$41,412	$47,648	$80,337	$94,717

Calculation of Adjusted EBITDA
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income (loss) before income taxes	$5,359	$(11,002)	$8,324	$(7,205)
Depreciation	2,877	3,109	5,716	6,212
Amortization	165	226	361	451
Compensation expense for equity awards	1,180	1,315	2,346	2,673
Recall-related items	246	15,663	549	17,135
Loss on disposal of fixed assets	72	10	78	12
Interest expense	972	1,200	2,149	2,664
Adjusted EBITDA	$10,871	$10,521	$19,523	$21,942